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                                                                   Exhibit 99.2



                                  NYMAGIC, INC.

                           MODERATOR: GEORGE TRUMBULL
                                NOVEMBER 8, 2005
                                  9:00 A.M. EST


Operator:             I would like to welcome everyone to the NYMAGIC, INC. 2005
                      Third Quarter Earnings call.

                      All lines have been placed on mute to prevent any background noise. After the speaker's remarks there will be a question and answer period. If you would like to ask a question during this time simply press star then the number 1 on your telephone keypad. If you would like to withdraw your question press star then the number 2 on your telephone keypad.

                      Any forward-looking statements concerning the company's operations, economic performance and financial position contained herein including statements related to the outlook of the company's performance in 2005 and beyond are made under the Safe Harbor Provisions of the Litigation Reform Act of 1995. These statements are based upon a number of assumptions and estimates, which inherently are subject to uncertainties and contingencies many of which are beyond the control of the company.

                      Some of these assumptions may not materialize and unanticipated events may occur which could cause actual results to differ materially from such statements. These include but not are limited to the cyclical nature of the insurance and reinsurance industry, premium rates, investment yield,



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                      estimation of loss reserves and loss reserve development,
                      net loss retention and the effect of contribution, the ability to collect reinsurance receivables, the availability and cost of reinsurance, changes in the ratings assigned to the company by rating agencies and other reinsurance uncertainties as included in the company's filings with the Securities and Exchange Commission.

                      These risks could cause financial results of the 2005 year and beyond to differ materially from those expressed in any forward looking statements made. The company undertakes no obligation to update publicly or revise any forward-looking statements made.

                      Thank you. George Trumbull, Chairman and Chief Executive Officer, you may begin.

George Trumbull:      Thank you Lori. Good morning and welcome again to the
                      NYMAGIC's earnings call for the third quarter. With me here today in New York are George Kallop, our CEO, Tom
                      Iacopelli our CFO and Paul Hart our General Counsel.
                      William "Skip" Shaw, our Vice Chairman, who oversees investments is on the phone and available to answer questions as well.

                      As many of you know I stepped down as CEO in October and George Kallop replaced me. George and I arrived at NYMAGIC together in June of 2002 and have worked closely together since then. At this time in NYMAGIC's history I can't think of a better person to turn the CEO reins over to than George. I look forward to continuing the close working relationship with him and the rest of the staff in our new roles.

                      With that said, I'll make a few introductory comments on the quarter and nine months results and then turn it over to George for the Q&A session.

                      Overall I'm pleased with the quarter given the fact that we had to absorb the impact from two major hurricanes. Gross written premium is up 17% through


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                      nine months and we expect rate increases driven by the
                      hurricane losses to affect several of our lines positively at renewal.

                      Net investment income was up over double for the quarter and almost double through nine months, primarily as a result of outstanding hedge fund performance for the quarter. Skip Shaw and the Mariner team have done a superb job managing our invested assets and their work shows in the investment income line.

                      The combined ratios for the quarter and for year to date were 182.2% and 117.5%, respectively; poor results driven by the losses incurred from Rita and Katrina added 88.3% to the quarter's ratio and 21.7% to the nine month results.

                      Similarly our loss ratios and expense ratios for the quarter and year to date were poor because of the effect of the hurricanes. The loss ratio for the quarter was 124.9%, and for nine months it was 73.3%. These ratios include 66% and 15.8%, respectively from our hurricane claims.

                      The expense ratio was 57.3% for the quarter, and 44.2% for nine months. The impact of the hurricanes on each period respectively, was 22.3% and 5.9%.

                      In summary, we survived Rita and Katrina in a reasonable fashion. Our reinsurance program worked the way we designed it to work. And, while we took a hit from the hurricanes we certainly didn't take a knockout or even a knock down punch.

                      Our business continued to grow at a nice pace. Investment performance was outstanding, and we have made continued progress on our expenses. Good performance on the key elements of our earnings bode well for the fourth quarter and beyond.


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                      With that I'll turn it over to the Q&A session and to
                      George Kallop our CEO.

Operator:             At this time I would like to remind everyone if you would
                      like to ask a question please press star then the number 1 on your telephone keypad.

                      We'll pause for just a moment to compile the Q&A roster.

                      Your first question comes from Jason Busell of KBW.

Jason Busell:         Good morning.

George Kallop:        Good morning Jason.

Jason Busell:         George you mentioned you expect the hurricanes to have a
                      positive impact on some of your marine and energy lines.
                      Any early indications of what's coming on any fourth quarter renewals that we can quantify in terms of what rates might be up on offshore energy?

George Kallop:        I can tell you that we've had several recent renewals that provided for 100% increases. However, I wouldn't read too much into that. It's only a few, but it gives you an indicator of the kind of upward pressure that I think exists in the energy sector on rates.

Jason Busell:         Okay. So 100%.  We might conservatively call that
                      substantial.

George Kallop:        I think that qualifies as substantial.

Jason Busell:         The reinsurance program very clearly served you well this
                      year. Have you heard from your reinsurers on how much this kind of coverage is going to cost you next year?


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George Kallop:        No. And I think you make a correct statement that our
                      reinsurance program worked very well for us in terms of the way it responded to these losses. We did go through a review of this program I guess a couple of years ago, and restructured it, but we did not lose sight of the fact that this is an important protection that we maintain against such events, and quite frankly we came through very well.

                      It is too early really to judge what the response from the reinsurers may be in terms of rates. Clearly we have to expect some upward pressure on rates, but we don't really have a good gauge on that just yet.

                      I suspect however that, whatever that pressure may be, it will be pressure applied across the board generally. And I suspect, although I don't know, that the rates in the market will respond accordingly, and that a rising tide will raise all ships. But we will see.

Jason Busell:         Have there been any new entrants in the reinsurance sector on the marine energy side that you can think of that may serve some of the capital needs?

George Kallop:        Not that I am really aware of. There's clearly been a lot
                      of capital replenishment going on within our industry, which quite frankly might - I underline might -put some downward pressure on the upward forces for rates. So we really have to see how the next few months develop.

Jason Busell:         What were your gross Katrina and Rita losses?

George Kallop:        Our gross losses on Katrina were $40 million and Rita
                      $25 million for a total of $65 million.

Jason Busell:         Okay. So you still have plenty of coverage.


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George Kallop:        We have plenty of surplus capacity in our reinsurance
                      structure for even significant/substantial additional development. But quite frankly, as things stand now, I think we're quite comfortable with where we are.

Jason Busell:         Okay and just the last question. The reinstatement
                      premiums that you paid in the third quarter. Is there any amount of that, that you expect to have to earn in the fourth quarter?

George Kallop:        No.

Jason Busell:         All right thank you.

George Kallop:        Thank you.

Operator:             Your next question comes from the line of John Keefe,
                      Ferris, Baker, Watts.

John Keefe:           Yes, thank you. Hi guys.

George Kallop:        Good morning John.

George Trumbull:      Hi John.

John Keefe:           I have a question about reinsurance costs to flesh out
                      Jason's question. Is there a scenario where higher reinsurance costs would essentially offset your higher primary rates? In other words, no net change?

George Kallop:        Well I suppose anything is mathematically possible. I
                      think realistically we're just going to have to see how this develops.

John Keefe:           Still too early to tell?


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George Kallop:        It really is. I don't want to speculate on where rates may
                      be. We'll have a much better feel in a month or so.

George Trumbull:      This is George Trumbull. I think that's unlikely. I think
                      a couple of things will mitigate the increase in our reinsurance costs. One, I think it's likely we'll go from $3 million retention back to $4 million. We went from four to three last year because economically it made sense - the price the reinsures wanted us to pay for that next million dollars was low enough we decided to pay it. So that will mitigate it to some extent.

                      Second, we have been a profitable account forever. As you know, we have had loss ratios on our core marine business of under 50% or around 50% for 40 years and they've made a huge amount of money on us. So I think we're in a slightly different position than some companies, although I fully concur with George's comment it's much too early to know yet.

John Keefe:           I see. Very good. The other liability line showed slight
                      year over year growth, but it was down from the kind of growth we had seen in previous quarters. Can you talk to that and tell us what that market looks like?

George Kallop:        In terms of the other liability sector, if you look at our year to date numbers, we are showing impressive growth.
                      Net premiums are up 30%; gross is up 42%. So if you look at it beyond the quarter, the growth is there and quite frankly we expect the growth to continue.

                      In terms of the current quarter I think it's to some significant degree a function of timing. I know I spoke to one of our underwriters this morning in the casualty area, which is included in this category, and he commented that one account was renewed in the second quarter instead of the third and another account which was up for renewal in the third did not get renewed because we didn't particularly like the risk.


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                      So I don't think I would read too much quite frankly into
                      one quarter's results in the other liability category. We continue to work on developing new lines within the other liability segment and continue to view that as one of our significant growth areas.

John Keefe:           Thanks. Tom have you got the surplus for the insurance
                      subsidiaries at the end of the quarter?

Tom Iacopelli:        Yes I do John. The surplus is about $178 million as of
                      September 30 on a combined basis.

John Keefe:           Great. Last question for Skip. Skip, can you talk about
                      what drove the great investment results in the quarter?

Skip Shaw:            Sure. It was essentially three-fold. We had a de minimus
                      exposure to the energy sector, and that was far and away the outlier on the upside. I should note that it's given back a little bit in October; not a material amount, but a little bit.

                      And the other two areas were mortgage backed arbitrage strategies and merger arbitrage strategies.

Operator:             Your next question comes from the line of Bijan Moazami of
                      Friedman, Billings, Ramsey.

Bijan Moazami:        Good morning everyone.

George Kallop:        Good morning Bijan.

Bijan Moazami:        With a nice level of growth you still have a pretty
                      unlevered capital position, which is obviously really good entering into a relatively hard market. I was wondering if you could quantify, based on your present discussion with the rating agencies, how much extra premium growth you can support entering 2006?

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                      And number two, would you consider to decrease some of
                      your hedge fund exposures to really be able to free up even more capital to expand the premium volume as we're entering a pretty interesting market now?

George Kallop:        Clearly your opening statement was on point. We do enjoy
                      the luxury of substantial excess capital and therefore are very well positioned to capitalize on growth opportunities as they arise in the coming months.

                      So clearly a major focus of this company will be to do exactly that in terms of looking for new lines, increasing our presence in existing lines and better using our capital.

Bijan Moazami:        But would you be decreasing your hedge fund exposure in
                      order to free up even more capital?

George Kallop:        I think given our current situation that's not going to be necessary for quite a period of time. We've gone through in the last two or three years an extensive education process making the rating agencies comfortable with hedge funds as an investment category. I think the results from the hedge funds have proven our views to be correct in terms of the returns they've generated for the company.

                      And we don't really see a need to cut back right now. I'm not aware of any pressure. I don't think we have received any from the rating agencies to reduce our exposure in hedge funds.

                      Now clearly, as we go through the coming months we will continue to reassess that. But for now, I think we have plenty of capital to achieve


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                      substantial growth in premiums without really needing to
                      impair the hedge fund portfolio, which quite frankly has performed very well for us.

Bijan Moazami:        Thank you.

George Kallop:        Thank you.

Operator:             Your next question comes from the line of Jason Busell
                      of KBW.

Jason Busell:         Just a couple of follow ups. In the other liability
                      business, I know you had a particularly strong fourth quarter of '04. Is there any seasonality in terms of the premium volume of that book? And what we might expect to bump up in the fourth quarter of this year, or is there a program that you recently came off?

George Kallop:        Again, I'm hesitant to predict a future quarter. Clearly
                      in the other liability line there are a couple of factors at play. One of which is that we tend to take on books of business in the other liability area in blocks as we enter new programs, new arenas. So there is some volatility generated by that.

                      Also, I will tell you, which is also a function of a conversation I had early this morning, in the viewpoint of our underwriter in the contractor's liability area, his viewpoint is that most of the action is in the first six months and the last three months of the year.

                      So take that with a grain of salt, but I do think there is some volatility here. I don't know that it's all that predictable. But as I said earlier we view other liability as a principal growth segment for us and we expect that growth to continue and are certainly working hard to achieve that goal.

Jason Busell:         Just to follow up on Bijan's question, if you've got what
                      looks to be a substantial opportunity in the company's marine and energy franchise why - I



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                      know you're in an excess capital position - wouldn't you
                      be best served to concentrate more of your position on the marine and energy side, or is there still a need to grow other liability?

George Kallop:        Our viewpoint is that we have plenty of resources in the
                      underwriting staff to develop both segments as much as we can. We are clearly a very selective underwriter; we're not going to write everything that's put in front of us.
                      We do want to capitalize on these opportunities and we believe we're well positioned to pursue both segments with equal amounts of vigor.

George Trumbull:      Just one follow up comment from this side guys. This is
                      George Trumbull again. We not only have lazy capital in the insurance companies, which we can write against aggressively, we have significant capital at the holding company. So, if the growth opportunities were there in both other liability and in our core marine business, we could easily downstream some more capital from the holding company to the insurance company to support that growth.

                      So we have plenty of capacity. We're going to write as much profitable business as we can with good rates. And in response to Bijan's question, George said we had significant opportunities to grow and significant capability to grow without impairing our rating or without running into any risk based capital problems. And whether that's one and a half or 1.4 or 1.6 times our current level of writings, I think is problematic, but we would be somewhere in that range probably before we have any conversations with the rating agencies.

Jason Busell:         A final question for Skip. Did Tiptree complete any
                      transactions in the quarter, and how much did that contribute to the investment results?

Skip Shaw:            Tiptree did complete two transactions in the quarter and
                      the contribution was meaningful.


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Jason Busell:         So if I've got my running tally correct, there have been a total of six to date completed by Tiptree of which NYMAGIC is sharing in?

Skip Shaw:            No there's four.

Jason Busell:         Okay so there's four at half a million each?

Skip Shaw:            Yes. That's part of the income stream. That is the
                      management fee that NYMAGIC shares in. So, $2 million a year right now is what we're getting on an ongoing basis.

George Trumbull:      On an annualized basis.

Jason Busell:         I appreciate that, thank you again.

Operator:             Your next question comes from the line of Ron Bobman of
                      Capital Return.

Ron Bobman:           At first I was irritated that I had to wait for Jason to
                      go through the cue twice, but I welcome the opportunity to reinforce his questioning of the wisdom of venturing or expanding your other lines activities when there's such a big opportunity in marine and energy.

                      We all know the landscape is littered with companies trying to put lazy capital to work, and with a multiple of one times book value and a core franchise in such a great or even better line of business, it seems you'd be best served just to stick to your knitting and focus on marine and energy, and I think when the results come in, the multiple will expand dramatically. So there's my comment on that.

                      I'm wondering if you could give us some more detail on what makes up the marine and energy business. Which segments of it you're currently in now


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                      and some info as to where the greatest opportunities in
                      those different sub-segments of marine and energy you think are.

George Kallop:        By far our largest segment in the ocean marine category is marine liability, which has traditionally been a very successful segment for us over a long period of time. And we expect there to be continued growth in that area.

                      Like many other marine lines however, it's a mature segment, we've been in it for a long time, we write the business we like, we don't write the business we don't like. So yes there's growth opportunity there, but we are a full participant in that segment already.

Ron Bobman:           Order of magnitude. How big is that of the $80 million
                      nine months run rate or $24 million three months number.

George Kallop:        About 40%.  The round number is 40%.

Ron Bobman:           Okay.

George Kallop:        Energy is another important segment for us. Now,
                      obviously, based on what's happened the last couple of months, we expect and have seen so far some significant increases in rates in the energy sector.

Ron Bobman:           And is that largely BI for rigs?

George Kallop:        Yes.

Ron Bobman:           Okay.

George Kallop:        Another sector for us is hull. Now we've also previously
                      announced that we are culling the hull account. Hull traditionally has not been that wonderful an


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                      area for us or anybody else and we are continuing to work
                      in terms of culling the unprofitable account in that area.

                      Cargo is another important segment for us. We have an internal group that writes cargo and we have a program arrangement with Southern Marine, so cargo is a significant area for us as well. Those are the primary segments for us within ocean marine.

                      There are attached to a couple of those segments war segments called hull war and cargo war, which also traditionally have been a smaller portion of the premium but highly, highly profitable.

Ron Bobman:           You gave me the 40% on marine liability. What's the next
                      two largest that make up the balance, and can you give me some sense of magnitude of those?

George Kallop:        Cargo is maybe all in about a quarter. And energy and
                      haul are each roughly an eighth.

Ron Bobman:           Okay.

George Trumbull:      Ron this is George Trumbull. There are things that we
                      don't do in the marine side that other people do. The energy side is an example. We don't do onshore storage facilities, which are tended to bunched under marine energy; we don't do onshore production facilities; we don't do yachts; we don't do marinas; and we don't do primary brown water.

                      So we're very focused on classes where we believe we can make a profit. Now it's possible we'd find some opportunities to write in some of the lines we historically haven't written in, because premium rates are going to come up, and we may look at those differently with much higher rates.

Ron Bobman:           I'm sort of getting educated here, what's primary brown
                      water mean?


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George Trumbull:      On the Mississippi.

Ron Bobman:           Okay.

George Trumbull:      Primarily.

Ron Bobman:           Okay. And then can you give us some sense of order of
                      magnitude as to -I assume the energy business did the rigs, the BI, - the biggest spike in rates. We hear 100, 200 plus percent. Can you give us some sort of sense of magnitude that these other lines may show in the coming 12 months?

George Kallop:        Well again, I hate to speculate, but I can tell you that
                      so far we haven't really seen a material upward pressure on other marine rates just yet. Now that may change when the re-insurers set their rates for next year. But the dramatic change in rates that we at least have seen so far have been confined to the energy sector.

Ron Bobman:           Okay. So what you have seen in these other lines of
                      business coming across your desk for renewal or for quotation, you haven't seen prices move meaningfully except for the energy line?

George Kallop:        Exactly.

Ron Bobman:           Okay.

George Kallop:        And again, this is a very small sample over a very short
                      period, so I don't think one should read a whole lot into any of this just yet.

Ron Bobman:           Okay, okay.

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George Kallop:        I think realistically it takes going through the first
                      quarter of next year and we'll get a much better sense of what the rate impact of the hurricanes is going to be across the board in the marine area.

Ron Bobman:           Okay and thanks a lot for the help on this. And again I
                      would beg of you to ride this opportunity in the energy area. Thanks a lot and good luck.

George Kallop:        Okay.  Thank you Ron.

Operator:             Once again to ask a question please press star then the
                      number one on your telephone keypad. Your next question comes from the line of David Foster, Botti Brown Asset
                      Management.

David Foster:         Thanks Ron Bobman for all his questions. My question has
                      been answered, good quarter.

George Kallop:        Thank you.

Operator:             At this time there are no further questions. Are there are any closing remarks?

George Trumbull:      We appreciate everybody calling in. Again, we feel good
                      about the quarter and we thank you for your support and we'll look forward to talking to you when we get the full year results in and have another call. Thanks very much everybody.

Operator:             Thank you. This concludes today's NYMAGIC, INC. 2005 third quarter earnings conference call. You may now disconnect.


                                       END